Exhibit 1.3

SELECTED DEALER AGREEMENT
BOUSTEAD SECURITIES, LLC (the “Underwriter”), as agent for Soliton, Inc., a Delaware corporation (the “Company”), is acting, in accordance with that certain underwriting agreement dated ______________, 2018 (the “Underwriting Agreement”), as best efforts underwriter of a proposed public offering (the “Offering”) of up to a minimum of 1,500,000 shares of the Company’s common stock (the “Common Stock”) for a minimum offering amount of $7,500,000 (the “Minimum Offering Amount”) and a maximum of 3,000,000 shares of the Company’s Common Stock for an aggregate maximum offering amount of up to $15,000,000 (the “Maximum Offering Amount”), pursuant to an offering statement and Preliminary Offering Circular filed with the Securities and Exchange Commission (“SEC”) on Form 1-A, as amended from time to time, and such offering statement was qualified by the SEC on [ ], 2018 (Offering File No. 024-10854). The Preliminary Offering Statement includes the Company’s offering circular, as amended or supplemented from time to time (the “Offering Circular”). The Company is offering the Common Stock to certain subscribers (the “Subscribers”) for a purchase price of $5.00 per share of common stock. Once the closing occurs, the funds will be released to the Company and commissions will be paid directly to the Underwriter upon written request by the Company and the Underwriter to the Escrow Agent.
The Offering will be made on a “best efforts” basis whereby Common Stock yielding gross proceeds of not less than the Minimum Offering Amount will be sold or no shares will be sold. The Underwriter invites your participation as a “selected dealer” in offering the Common Stock to the public pursuant to the Offering Circular, subject to the terms of (a) the Underwriting Agreement with the Company as may be changed from time to time, (b) this Agreement and (c) the Underwriter’s instructions which may be forwarded to the selected dealers from time to time. The terms and conditions of this invitation are as follows:
1.    Acceptance of Orders. Orders received from the selected dealer will be accepted only at a price, in the amounts and on the terms set forth in the Offering Circular. After reaching the Minimum Offering Amount, the Company may continue to sell Common Stock up to the Maximum Offering Amount on a continuous basis at the offering price set forth on the cover page of the Offering Circular. Non-binding written indications of interest are being accepted from potential subscribers and may be used for allocation in the event subscriptions exceeding the Minimum Offering Amount are received. The Company, may, in its sole discretion, accept or reject any order.
2.    Selling Compensation. The selected dealer will receive, on all Common Stock sold by it to subscribers procured directly by the selected dealer, compensation of 5% (five percent) of the total sales price, or $0.25 per Share, based on a $5.00 price per share of common stock and warrants to purchase an aggregate number of shares of the Company’s Common Stock equal to 5% (five percent) of the number of shares of Common Stock directly attributable to investors introduced by the selected dealer (the “Selected Dealer’s Commission”). No commissions will be paid on subscriptions for Common Stock that the Company rejects. The Selected Dealer’s Commission to which you are entitled hereunder shall be paid to you by the Underwriter concurrently with the closing of the Offering. Prior to closing, the Underwriter shall provide the Selected Dealer with a flow of funds memorandum and shall not disburse funds without their approval of the flow of funds memorandum.

3.    Selected Dealer Offers and Sales. The selected dealer shall offer and sell the Common Stock to its customers preapproved by the Underwriter on a commission-basis only. No Common Stock may be purchased for the account of the selected dealer or its principals. In all sales of the Common Stock under this Agreement, the selected dealer shall confirm as agent for a member of the public. The Underwriter shall make up to 1,000,000 shares of Common Stock available for sale by the selected dealer, in accordance with the provisions of this Agreement and subject to selected dealers demand for such shares by its customers.
4.    Delivery of Funds. In order for any subscription to be considered, each Subscriber is required to submit a completed and executed subscription agreement and any other applicable agreement and payment by ACH or by wire transfer in the amount subscribed for to the selected dealer. The selected dealer will then be required to provide the Underwriter with a schedule, in the form of Schedule 1 of this Agreement, providing the Subscribers (i) full name, (ii) amount of funds, (iii) number of shares of Common Stock to be provided and (iv) Common Stock delivery instructions for each Subscriber. If such Subscriber’s tender of a subscription is rejected in whole or in part, then the funds forwarded by the prospective investor (or the applicable portion thereof) will be returned to the prospective investor directly.
5.    Payment for Sales. Full payment for the Common Stock shall accompany all subscription agreements and shall be by wire transfers to one of the offering escrow accounts (the “Offering Escrow Accounts”) held by the Bryn Mawr Trust Company of Delaware (“BMTC DE”) or FinTech Clearing, LLC (collectively with BMTC DE, the “Escrow Agents”). Subscription agreements and copies of documentation with respect to all such wire transfers shall be delivered to the Underwriter at the address set forth in paragraph 16 below.
6.    Deposit of Sales Proceeds. All proceeds from the sale of the Shares, without deduction, will be deposited in the Offering Escrow Account set forth in paragraph 5 of this agreement. If at least $7,500,000 has not been deposited and cleared by the termination date set forth in the Offering Circular, the full amount paid will be refunded to all subscribers within a ten (10) day period from the initial or extended deadline. No certificates evidencing the Common Stock will be issued unless and until the deposits have been cleared within the time period provided above. All amounts so deposited will be delivered to the Company, except that the Escrow Agents may be instructed to pay the underwriting commissions related to the proceeds of the Offering prior to the delivery of such proceeds to the Company. No commissions will be paid by the Underwriter unless and until the deposits have been cleared and such funds have been released and the net proceeds, after deduction for underwriting commissions, are delivered to the Company.
7.    Failure of Order. If an order is rejected or if a payment is received which proves insufficient, any compensation paid to the selected dealer shall be returned either by the selected dealer in cash or by a charge against the account of the selected dealer, as the Underwriter may elect.
8.    Conditions of Offering. All sales will be subject to delivery by the Company of certificates evidencing its Common Stock, or the electronic transfer via DRS and DTC of any Common Stock purchased, at the discretion of the purchaser.

9.    Selected Dealer’s Undertakings.
(a)    No person is authorized to make any representations concerning the Common Stock except those contained in the Company’s then current Offering Circular filed by the Company with the Securities and Exchange Commission.
(b)    The selected dealer will not offer Common Stock pursuant to this agreement unless the Offering Circular is furnished or otherwise made available to the purchaser at least forty-eight (48) hours prior to the mailing of the confirmation of sale, or is sent to such person under such circumstances that it would be received by the purchaser or the purchaser’s representative forty-eight (48) hours prior to the purchaser’s receipt of a confirmation of the sale.
(c)    With the exception of certain pre-approved issuer information and e-mail templates, the selected dealer agrees not to use any supplemental sales literature of any kind without prior written approval of the Underwriter, unless it is furnished by the Underwriter for such purpose. In offering the Common Stock, the selected dealer will rely solely on the representations contained in the Company’s Offering Circular filed by the Company with the Securities and Exchange Commission. The Underwriter may not circulate or share any supplemental sales literature prepared solely by the selected dealer for the purpose of the Underwriter’s review with any third parties, other than with the Company, Company’s counsel, and Underwriters counsel or with selected dealer’s prior approval to circulate or share such supplemental sales literature with others (which shall not be unreasonably withheld). Additional copies of the then current Offering Circular will be supplied by the Underwriter in reasonable quantities upon request.
(d)    The selected dealer agrees that it is bound by the terms of the Offering Escrow Agreements dated [ ], 2018 executed by the Company, the Underwriter and the Escrow Agent.
(e) The selected dealer agrees that it shall comply with the applicable provisions of SEC Rules 10b-9 and 15c2-4 and the FINRA “Notice to Members” Number 84-7.
10.    FINRA Compliance. By accepting this agreement, the selected dealer represents that (a) that it is a broker or dealer (as defined by FINRA) actually engaged in the investment banking or securities business and that it is either (i) a member in good standing of FINRA or (ii) a non-U.S. bank, broker, dealer or other institution not eligible for membership in FINRA and not registered under the 1934 Act (a “non-member non-U.S. dealer”). It further agrees that, in connection with any purchase or sale of the Shares, it will comply, if it is a member of FINRA, including, without limitation, with the requirements of FINRA Rules 5110, 5121, 5130, 5131 and 5141 (to the extent any or all such rules are applicable to the Offering). If it is a non-member non-U.S. dealer, it will comply with the requirements of the following FINRA rules (including any successor rules thereto adopted by FINRA): (i) to the extent that it is acting, in respect of offers or sales of the Shares, as a “conduit” for, or are receiving in connection with such offers and sales any selling commissions, discounts, allowances or other compensation from, or is otherwise being directed with respect to allocations or disposition of the Shares by, a FINRA member, FINRA Rule 5130 and FINRA Rule 5141 as though it is a member of FINRA, and (ii) FINRA Rule 204(c), as that Rule applies to a non-member broker or dealer in a non-U.S. country, and (iii) it is, and will remain at all relevant times, an appropriately registered or licensed broker or dealer (to the extent required) in its home jurisdiction and in any non-U.S. jurisdiction in which it engages in activities in connection with the

Offering. The selected dealer represents and warrants that it is fully familiar with the above provisions. The selected dealer further states that neither it, nor any related person has provided or will provide a loan or credit facility to the Company during the 180 day period preceding the filing date through the end of the 90 day period following the effective date of the offering. The selected dealer has not received, and has not received a commitment from the Company with respect to, any form of compensation or other items of value from the Company other than as provided herein.
The selected dealer further represents, by its participation in the Offering, that it has provided to us all documents and other information required to be filed with respect to it, any related person or any person associated with it or any such related person pursuant to the supplementary requirements of FINRA’s interpretation with respect to review of corporate financing as such requirements relate to the Offering.
11.    Selected Dealer’s Employees. By accepting this agreement, the selected dealer has assumed full responsibility for proper training and instruction of its representatives concerning the selling methods to be used in connection with the offer and sale of the Common Stock, giving special emphasis to the principles of suitability and full disclosure to prospective investors and the prohibitions against “free-riding and withholding.”
12.    Indemnification. The Company and the Underwriter have agreed to certain indemnities, as more particularly set forth in the Underwriting Agreement.
13.    Selected Dealer’s Indemnification. The selected dealer agrees to indemnify and hold harmless the Company, the Underwriter, each of the Company’s officers and directors who signed the offering statement, and each person, if any, who controls the Company and the Underwriter within the meaning of Section 12 of the Securities Act of 1933, as amended, against any and all loss, liability, claim, damage and expense (a) but only with respect to untrue statements or omissions, or alleged untrue statements or omissions made in the offering statement or the Offering Circular or any amendment or supplement to it in reliance upon and in conformity with written information furnished to the Company by such selected dealer expressly for use in the offering statement (or any amendment to it) or the Offering Circular (or any amendment or supplement to it) or (b) based upon alleged misrepresentations or omissions to state material facts in connection with statements made by the selected dealer or the selected dealer’s salesperson orally or by other means; and the selected dealer will reimburse the Company and the Underwriter for any legal or other expenses reasonably incurred in connection with the investigation of or the defending of any such action or claim.
14.    Required Notices and Claims. Each indemnified party shall give prompt notice to each indemnifying party of any action commenced against it in respect of which indemnity may be sought under this agreement, but failure to so notify an indemnifying party shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. An indemnifying party may participate at its own expense in the defense of such action. If it so elects within a reasonable time after receipt of such notice, an indemnifying party, jointly with any other indemnifying parties receiving such notice, may assume the defense of such action with counsel chosen by it and approved by the indemnified parties’ defendant in such action, unless such indemnified parties reasonably object to such assumption on the ground that there may be legal defenses available to them which are different from or in addition to those available to such indemnifying parties, and shall not be liable for any fees and expenses of counsel for the indemnified parties later incurred in connection with such action. In no event shall the indemnifying parties be liable for the fees and expenses of more than one counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.
15.    Expenses. No expenses will be charged to selected dealers. A single transfer tax, if any, on the sale of the Common Stock by the selected dealer to its customers will be paid when such Common Stock are delivered to the selected dealer for delivery to its customers. However, the selected dealer will pay its proportionate share of any transfer tax or any other tax (other than the single transfer tax described above) if any such tax shall be from time to time assessed against the Underwriter and other selected dealers.
16.    Communications. All communications to the Underwriter shall be sent to:
Boustead Securities, LLC
6 Venture, Suite 265
Irvine, CA 92618
Attention: Keith Moore, CEO
Fax: +1 815 301 8099
Any notice to the selected dealer shall be properly given if mailed or telephoned to the selected dealer below. This Agreement will terminate upon the termination of the Offering, except that either party may terminate this Agreement at any time by giving written notice to the other.
17.    Compliance with Law. The selected dealer agrees that in selling the Common Stock it will comply with all applicable rules and regulations, including the applicable provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, the applicable rules and regulations of the SEC thereunder, the applicable rules and regulations of FINRA, the applicable rules and regulations of any securities exchange or other regulatory or self-regulatory organization having jurisdiction over the Offering and the applicable laws, rules and regulations specified in Section 18(a) and 18(b) hereof.
18.    Offering Restrictions. The selected dealer will not make any offers or sales of the Shares in jurisdictions outside the United States except under circumstances that will result in compliance with (a) applicable laws in each such jurisdiction and (b) the restrictions on offers or sales set forth in this agreement, any wire or the Offering Circular, or preliminary offering circular or other similar offering document, as the case may be. It is understood that, except as specified in this agreement, the Offering Circular or other similar offering document, or applicable wire, no action has been taken by us, the Company or any other party to permit the selected dealer to offer the Common Stock in any jurisdiction other than the United States where action would be required for such purpose.
19.    Prohibition on Money Laundering. The operations of the selected dealer’s business and its subsidiaries are and, to the selected dealer’s knowledge, have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the selected dealer or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to its knowledge, threatened.
20.    Assignment and Termination. This Agreement may not be assigned by the selected dealer without the Underwriter’s prior written consent. This Agreement will terminate upon the termination of the Offering, except that either party may terminate this Agreement at any time by giving written notice to the other, and except that Section 23 shall survive any termination of this Agreement.
21.    Governing Law. This Agreement shall be governed by the laws of the State of California, without reference to its conflict of law principles. The parties agree that the venue for any dispute hereunder, of any nature, shall be the courts of the State of California, located in the County of Los Angeles.
22.    Confidentiality. The Underwriter agrees that the information provided by a prospective purchaser will be kept confidential by them and their representatives, and will not except as hereinafter provided or as required by applicable law, disclose by them or their representatives to any person without the selected dealer’s prior written consent and will not be used by the Underwriter or their representatives other than for the purpose of the Offering.
23.    No Contact. The Underwriter agrees that they will not utilize any information provided by the selected dealer, including the information listed in Schedule 1, to contact any of the Subscribers, other than for the purpose of this Offering and with selected dealer’s prior written approval.
The parties hereto agree and accept the foregoing terms and conditions effective as of the ____ day of _________ 2018.

Boustead Securites, LLC

By:
Daniel J. McClory, Managing Director

By:
Keith C. Moore, CEO

Selected Dealer:

By:
Authorized Signatory

Schedule 1

Subscriber Name	Amount of Subscription	Number of shares of Common Stock	Common Stock Delivery Instructions